Exhibit 1.1

PEPSICO, INC.

2.875% Senior Notes due 2049

TERMS AGREEMENT

October 7, 2019

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell $1,000,000,000 of its 2.875% Senior Notes due 2049 (the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of June 30, 2017 filed with the Securities and Exchange Commission on October 10, 2017 as Exhibit 1.2 to the Company’s Current Report on Form 8-K (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 97.383% of the principal amount thereof.

Underwriters	Principal Amount of Underwritten Securities
Morgan Stanley & Co. LLC	$250,000,000
Goldman Sachs & Co. LLC	250,000,000
Mizuho Securities USA LLC	250,000,000
BofA Securities, Inc.	50,000,000
Deutsche Bank Securities Inc.	50,000,000
HSBC Securities (USA) Inc.	50,000,000
ANZ Securities, Inc.	14,286,000
ING Financial Markets LLC	14,286,000
PNC Capital Markets LLC	14,286,000
RBC Capital Markets, LLC	14,286,000
U.S. Bancorp Investments, Inc.	14,286,000
Mischler Financial Group, Inc.	14,285,000
R. Seelaus & Co., LLC	14,285,000
Total	$1,000,000,000

The Underwriters agree to reimburse the Company for $1,250,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Subsection (c) is added to Section 9 of the Standard Provisions:

(c) Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Underwriter is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Underwriter is a Covered Entity or a BHC Act Affiliate of any Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this subsection (c) a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the tenth and eleventh paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The reference in Section 6(a)(i)(B) of the Standard Provisions to “the New York Stock Exchange, Inc. (the ‘NYSE’)” is replaced with “The Nasdaq Stock Market LLC (‘Nasdaq’),” and the reference in each of Section 6(a)(ii)(A) and Section 10(vii) of the Standard Provisions to “the NYSE” is replaced with “Nasdaq.”

All references in the Standard Provisions and exhibits thereto to “Womble Carlyle Sandridge & Rice, LLP” are deemed replaced by “Womble Bond Dickinson (US) LLP.”

The undersigned are acting as the “Representative” under the Standard Provisions (the “Representatives”). The Representatives represent and warrant that they are duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	October 7, 2019
Time of Sale:	3:35 p.m. New York time on the Trade Date
Settlement Date (T+2):	October 9, 2019
Closing Time:	9:00 a.m. New York time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated February 15, 2017, preliminary prospectus supplement dated October 7, 2019 and free writing prospectus dated October 7, 2019
Title of Securities:	2.875% Senior Notes due 2049
Aggregate Principal Amount Offered:	$1,000,000,000
Maturity Date:	October 15, 2049
Interest Payment Dates:	Semi-annually on each April 15 and October 15, commencing on April 15, 2020
Benchmark Treasury:	2.875% due May 15, 2049
Benchmark Treasury Yield:	2.043%
Spread to Treasury:	+92 basis points
Re-offer Yield:	2.963%
Coupon:	2.875%
Price to Public:	98.258%
Optional Redemption:	Prior to April 15, 2049, make-whole call at Treasury rate plus 15 basis points; par call at any time on or after April 15, 2049
Net Proceeds to PepsiCo (Before Expenses):	$973,830,000
Use of Proceeds:	PepsiCo intends to use an amount equivalent to the net proceeds to fund, in whole or in part, Eligible Green Projects, which promote PepsiCo’s selected Sustainable Development Goals as defined by the United Nations.
Day Count Fraction:	30/360
CUSIP / ISIN:	713448 EP9 / US713448EP96
Minimum Denomination:	$2,000 and integral multiples of $1,000
Joint Book-Running Managers:	Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC Mizuho Securities USA LLC
Senior Co-Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.
Co-Managers:	ANZ Securities, Inc. ING Financial Markets LLC

PNC Capital Markets LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Mischler Financial Group, Inc. R. Seelaus & Co., LLC
Address for Notices to the Representatives:

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282

Mizuho Securities USA LLC
320 Park Avenue, 12th Floor
New York, New York 10022

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Kenneth Smith
	Name:	Kenneth Smith
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

MORGAN STANLEY & CO. LLC
GOLDMAN SACHS & CO. LLC
MIZUHO SECURITIES USA LLC

as Representatives of the several Underwriters

By:	MORGAN STANLEY & CO. LLC

	By:	/s/ Ian Drewe
		Name:	Ian Drewe
		Title:	Executive Director

By:	GOLDMAN SACHS & CO. LLC

	By:	/s/ Samuel Chaffin
		Name:	Samuel Chaffin
		Title:	Vice President

By:	MIZUHO SECURITIES USA LLC

	By:	/s/ Joseph Santaniello
		Name:	Joseph Santaniello
		Title:	Vice President

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated October 7, 2019 (including the Base Prospectus dated February 15, 2017)

2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated October 7, 2019 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities